Exhibit 10.30

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE

REGISTRANT TREATS AS PRIVATE AND CONFIDENTIAL.

LICENSE AGREEMENT FOR RAF

This LICENSE AGREEMENT FOR RAF (the “Agreement”), effective as of December 16, 2019 (the “Effective Date”), is made by and between Sunesis Pharmaceuticals, Inc., a Delaware corporation, having a principal place of business at 395 Oyster Point Boulevard, Suite 400, South San Francisco, CA 94080 (“Sunesis”), and DOT Therapeutics-1, Inc., a Delaware corporation, having a principal place of business at 2765 Sand Hill Road, Menlo Park, CA 94025 (“DOT-1”). Sunesis and DOT-1 are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

BACKGROUND

A. Sunesis has developed proprietary technology and know-how for the discovery and optimization of small molecules that bind to enzyme targets and protein-protein interfaces, with special expertise towards kinases.

B. On December 16, 2019, Millennium transferred Millennium’s, and its Affiliates’, rights to certain Licensed Products to DOT-1 (such transaction, the “Program Transfer”). As part of the Program Transfer, Millennium Pharmaceuticals, Inc. (“Millennium”) assigned to DOT-1 that certain Amended and Restated License Agreement for Raf between Millennium and Sunesis, dated December 13, 2019 (the “Raf Agreement”).

C. Coincident with the completion of the Program Transfer, DOT-1 and Sunesis now desire to amend and restate the Raf Agreement in its entirety to incorporate certain terms agreed between the Parties, on the terms and conditions set forth below.

NOW, THEREFORE, for and in consideration of the covenants, conditions and undertakings hereinafter set forth, it is agreed by and between the Parties as follows:

ARTICLE 1

DEFINITIONS

As used herein, the following terms will have the meanings set forth below:

1.1 “Affiliate” of a Person shall mean any corporation or other business entity that during the Term of this Agreement controls, is controlled by or is under common control with such Person but only for so long as such entity controls, is controlled by, or is under common control with such Person. With respect to a particular entity, “control” shall mean the ownership directly or indirectly of fifty percent (50%) or more of the stock entitled to vote for the election of directors, and for nonstock organizations, of the equity interests entitled to control the management of such entity.

1.2 “BLA” shall mean a Biologics License Application (or its equivalent), as defined in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder, or any corresponding or similar application, registration or certification in any jurisdiction for marketing authorization of a biologic product.

1.3 “CDA” means the Mutual Confidential Disclosure Agreement by and between Sunesis and DOT-1 dated June 9, 2019.

1.4 “Collaboration Technology” means the Collaboration Patents and the Collaboration Know-How.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

1.4.1 “Collaboration Patents” means all DOT-1 Collaboration Patents, Joint Collaboration Patents and Sunesis Collaboration Patents.

1.4.2 “Collaboration Know-How” means all DOT-1 Collaboration Know- How, Joint Collaboration Know-How and Sunesis Collaboration Know-Know.

1.5 “Combination Product” shall mean any of (i) a Licensed Product that incorporates two or more active drug substances including a Licensed Compound, or (ii) a Reverted Licensed Product that incorporates two or more active drug substances including a Reverted Compound; in each case where at least one of the active drug substances is not a Licensed Compound or Reverted Compound, respectively.

1.6 “Commercially Reasonable and Diligent Efforts” shall mean (a) the level of effort and resources normally used by a Party for a product or compound owned or controlled by it, which is of similar market potential and at a similar stage in its development or product life, taking into account, without limitation, with respect to a product issues of safety and efficacy, product profile, the proprietary position of the product, the then current competitive environment for the product and the likely timing of the product’s entry into the market, the regulatory environment of the product, and other relevant scientific, technical and commercial factors (such product, a “Similar Product”) or (b) if the relevant Party does not have a Similar Product, then the level of effort and resources normally used by pharmaceutical companies of similar size and resources in their reasonable, good faith efforts to accomplish such objective, activity, or decision with respect to Similar Products. Notwithstanding the foregoing, to the extent that the performance of a Party’s responsibilities hereunder is adversely affected by the other Party’s failure to perform its responsibilities hereunder, such Party shall not be deemed to have failed to use its Commercially Reasonable and Diligent Efforts in performing such responsibilities.

1.7 “Confidential Information” shall mean, with respect to a Party, all information (and all tangible and intangible embodiments thereof), which is owned or controlled by such Party, and is or was disclosed by such Party to the other Party pursuant to the CDA or this Agreement. Notwithstanding the foregoing, Confidential Information of a Party shall not include information which, and only to the extent, the receiving Party can establish by written documentation (a) has been generally known prior to disclosure of such information by the disclosing Party to the receiving Party; (b) has become generally known, without the fault of the receiving Party, subsequent to disclosure of such information by the disclosing Party to the receiving Party; (c) has been received by the receiving Party at any time from a source, other than the disclosing Party, rightfully having possession of and the right to disclose such information free of confidentiality obligations; (d) has been otherwise known by the receiving Party free of confidentiality obligations prior to disclosure of such information by the disclosing Party to the receiving Party; or (e) is independently developed without reference to or use of the Confidential Information of the disclosing Party. For clarity, except as otherwise expressly provided in this Agreement, Joint Collaboration Technology shall be deemed Confidential Information of both DOT-1 and Sunesis; DOT-1 Collaboration Technology and Development Technology shall, be deemed Confidential Information solely of DOT-1; and the Sunesis Collaboration Technology and Sunesis Licensed Technology shall be deemed Confidential Information solely of Sunesis.

1.8 “Control” or “Controlled” shall mean, with respect to any Patent Rights or Know- how and with respect to any Person, possession (whether by ownership or license, other than a license granted pursuant to this Agreement) by such Person or its Affiliate of the ability to grant the licenses or sublicenses as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.9 “Development” shall mean all research, development and regulatory activities regarding the Licensed Products. “Development” shall include all activities related to research, optimization and design of the appropriate molecule and identification of back-ups, preclinical testing, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, clinical studies, manufacturing clinical supplies, regulatory affairs, statistical analysis and report writing, technology transfer, market research and development, and all other pre-approval and related post-approval activities. When used as a verb, “Develop” shall mean to engage in Development.

1.10 Reserved.

1.11 Reserved.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

1.12 “Development Technology” shall mean any Know-How that is made or developed by or under authority of DOT-1 or its Affiliates, whether alone or jointly with others, in the course of performing any activity under this Agreement that is directed to the Raf Target or directly related to the Development, manufacturing or commercialization of a Licensed Compound or Licensed Product, and all Patent Rights that claim or cover any such Know-How.

1.13 “Diligence Summary” shall mean, with respect to a particular Product, a summary of Development and commercialization activities with respect to such Product, that (i) were performed by the reporting Party or its Third Party collaborators in the previous [*] period (or shorter period from the prior Diligence Summary, if applicable), and (ii) as of the date of the Diligence Summary, are planned in good faith for the following [*] period. For clarity, it is understood and acknowledged that in providing a Diligence Summary, a Party shall not be required to disclose scientific results, specific research activities or the identity of any Third Party collaborator or potential collaborator.

1.14 “DOT-1 Collaboration Technology” shall mean all DOT-1 Collaboration Patents and DOT-1 Collaboration Know-How.

1.14.1 “DOT-1 Collaboration Patents” shall mean DOT-1’s interest in those Patent Rights set forth on or claiming priority to those listed on, Exhibit 1.14. Notwithstanding the foregoing, DOT-1 Collaboration Patents shall in all cases exclude Joint Collaboration Patents.

1.14.2 “DOT-1 Collaboration Know-How” shall mean DOT-1’s interest in all Know-How that was made or developed after August 27, 2004 but prior to the Effective Date and is specifically related to the Raf Target or to the discovery, research, or development of Licensed Compounds or Licensed Products; such Know-How is set forth on Exhibit 1.14. Notwithstanding the foregoing, DOT-1 Collaboration Know-How shall in all cases exclude Joint Collaboration Know-How.

1.15 “Field” shall mean the treatment, prevention or diagnosis of disease in humans and animals.

1.16 “Governmental Authority” shall mean any multi-national, federal, state, local, municipal or other government authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.17 “Gross Sales” shall mean the gross amount [*].

1.18 “Joint Collaboration Technology” shall mean all Joint Collaboration Patents and Joint Collaboration Know-How.

1.18.1 “Joint Collaboration Patents” shall mean all Patent Rights set forth on, or claiming priority to those listed on, Exhibit 1.18.

1.18.2 “Joint Collaboration Know-How” shall mean all Know-How that was made or developed after August 27, 2004 but prior to March 31, 2011 in the course of activities specifically related to the Raf Target or to the discovery, research, or development of Licensed Compounds or Licensed Products that is set forth on Exhibit 1.18. Notwithstanding the foregoing, Joint Collaboration Know-How shall in all cases exclude Sunesis Collaboration Patents.

1.19 “Know-How” shall mean any data, inventions, invention disclosures, methods, proprietary information, processes, techniques, technology, or material (including biological or other materials).

1.20 “Licensed Compounds” shall mean (i) BIIB024 (also referred to as TAK-580), and (ii) all other compounds claimed or covered by a Collaboration Patent that are directed to the Raf Target (including Collaboration Patents listed in Exhibits 1.14, 1.18 and 1.37 attached hereto, which have been updated as of the Effective Date), (iii) all other compounds claimed or covered by an invention disclosure within the Collaboration Know-How that are directed to the Raf Target, and (iv) all salts, prodrugs, esters, metabolites, solvates, stereoisomers and polymorphs of any of the foregoing.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

1.21 “Licensed Product” shall mean a pharmaceutical preparation for sale by prescription, over-the-counter, or any other method for all uses in humans or animals, which incorporates one or more Licensed Compounds as an active drug substance, but excluding Reverted Licensed Products. It is understood that Licensed Products containing different active ingredient(s) (i.e., a different active ingredient or an additional active ingredient) or a different formulation shall be deemed different “Licensed Products”.

1.22 “NDA” shall mean a New Drug Application (or its equivalent), as defined in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder, or any corresponding or similar application, registration or certification in any jurisdiction for marketing authorization of a product.

1.23 “Net Consideration” shall mean, with respect to the sale of a PRV by DOT-1 or its Affiliate or Sublicensee (the “Seller”), an amount equal to [*].

1.24 “Net Sales” shall mean, with respect to a Product, Gross Sales less applicable Sales Returns and Allowances.

[*].

1.25 “Patent Rights” shall mean all patents and patent applications in any country in the world, including any continuations, continuations-in-part, divisionals, provisionals or any substitute applications, any patent issued with respect to any such patent applications, any reissue, reexamination, renewal or extension (including any supplemental protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent.

1.26 “Person” shall mean any natural person, corporation, general partnership, limited partnership, joint venture, proprietorship or other business organization or a Governmental Authority.

1.27 “Phase I” shall mean human clinical trials, the principal purpose of which is the preliminary evaluation of safety in healthy individuals as more fully defined in 21 C.F.R. §312.21(a) or similar clinical study in a country other than the United States. An initial study in patients where the primary purpose is the preliminary evaluation of safety will be considered a Phase I study.

1.28 “Phase II” shall mean human clinical trials conducted on a limited number of patients for the primary purpose of evaluation of both clinical efficacy and safety, or to obtain a preliminary evaluation of the dosage regimen, as more fully defined in 21 C.F.R. §312.21(b).

1.29 “Phase III” shall mean human clinical trials, the principal purpose of which is to establish substantial evidence of both safety and efficacy in patients with the disease or condition being studied, as more fully defined in 21 C.F.R. §312.21(c) or similar clinical study in a country other than the United States. Phase III shall also include any other human clinical trial intended to serve as a pivotal trial to support the submission of an application for regulatory approval.

1.30 “Product” shall mean a Licensed Product or Reverted Licensed Product, as applicable.

1.31 “PRV” shall mean a rare pediatric disease priority review voucher granted by the FDA with respect to a Licensed Product pursuant to Section 529 of the Federal Food Drug and Cosmetic Act or the successor thereto.

1.32 “Raf Target” shall mean the human Raf protein together with the Raf protein family members Raf-1, A-Raf, B-Raf and C-Raf.

1.33 “Regulatory Approval” shall mean approval of the health regulatory agency in a country (FDA in the U.S. and comparable authority outside the U.S.) necessary for the marketing and sale of a product in the applicable country. As used herein, “Regulatory Approval” shall not include pricing or reimbursement approval.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

1.34 “Reverted Compound” shall mean, with respect to a Reverted Licensed Product, any Licensed Compound included in such Reverted Licensed Product.

1.35 “Sales Returns and Allowances” shall mean, with respect to a specific Product, the sum of (a) and (b), where: (a) [*]; and (b) [*].

1.36 “Sublicensee” shall mean a Third Party expressly licensed by a Party or its Affiliate to make, use, import, offer for sale or sell a Product. The term “Sublicensee” shall not include distributors (i.e., a Third Party who purchases Product from a Party for resale).

1.37 “Sunesis Collaboration Technology” shall mean all Sunesis Collaboration Patents and Sunesis Collaboration Know-How.

1.37.1 “Sunesis Collaboration Patents” shall mean (a) those Patent Rights set forth on or claiming priority to those listed on, Exhibit 1.37. Notwithstanding the foregoing, Sunesis Collaboration Patents shall in all cases exclude Joint Collaboration Patents.

1.37.2 “Sunesis Collaboration Know-How” shall mean any Know-How made or developed solely by or under authority of personnel of Sunesis or any of its controlled Affiliates, after August 27, 2004 but prior to March 31, 2011, in the course of activities specifically related to the Raf Target or to the discovery, research, or development of Licensed Compounds or Licensed Products. Notwithstanding the foregoing, Sunesis Collaboration Know-How shall in all cases exclude Joint Collaboration Know-How.

1.38 “Sunesis Licensed Technology” shall mean Sunesis Licensed Patents and Sunesis Licensed Know-How. For clarity, the Sunesis Licensed Technology shall include Sunesis’ interest in the Joint Collaboration Technology and the Sunesis Collaboration Technology.

1.38.1 “Sunesis Licensed Patents” shall mean (i) Sunesis’s interest in Collaboration Patents, (ii) all Patent Rights Controlled by Sunesis as of March 31, 2011 or the Effective Date that claim or cover the Raf Target, Licensed Compounds or Licensed Products, and (iii) all Patent Rights that arise during the Term that claim or cover any Know- How Controlled by Sunesis (a) as of March 31, 2011 that relates to the Raf Target or a Licensed Compound or Licensed Product or (b) as of the Effective Date that was made or developed in the course of activities specifically related to the research or development of Licensed Compounds or Licensed Products. The Sunesis Licensed Patents as of the Effective Date are listed in Exhibit 1.38.

1.38.2 “Sunesis Licensed Know-How” shall mean (i) Sunesis Collaboration Know-How, (ii) Sunesis’s interest in Joint Collaboration Know-How, and (iii) any Know-How Controlled by Sunesis (a) as of March 31, 2011 that relates to the Raf Target, Licensed Compound or Licensed Product or (b) as of the Effective Date that was made or developed in the course of activities specifically related to the research or development of Licensed Compounds or Licensed Products.

1.39 “Target Selective” shall mean, when used to describe a chemical compound with respect to the Raf Target, that such compound exhibits [*] cell-based assay, and [*] (i) [*] enzyme assay ([*]) or (ii) [*]. For the purposes of the foregoing, the relevant cell-based and enzyme assays shall be as specified in Exhibit 1.39 and the [*] in (ii) shall be measured in the same enzyme assay as (i).

1.40 “Third Party” shall mean any person or entity other than Sunesis and DOT-1, and their respective Affiliates.

1.41 “Valid Claim” shall mean (i) a claim of an issued and unexpired patent (or the equivalent in a supplementary protection certificate), including any patent term extensions of such patent, which has not lapsed or become abandoned or been declared invalid or unenforceable by a court of competent jurisdiction or an administrative agency from which no appeal can be or is taken or (ii) a claim of a pending patent application, filed in good faith, which claim shall not have been canceled, withdrawn, abandoned or rejected by an administrative agency from which no appeal can be taken; provided that no more than [*] has passed since the filing date for such patent application.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

1.42 Construction. In construing this Agreement, unless expressly specified otherwise:

1.42.1 references to Sections, Articles and Exhibits are to sections and articles of, and exhibits to, this Agreement;

1.42.2 except where the context otherwise requires, use of any gender includes any other gender, and use of the singular includes the plural and vice versa;

1.42.3 any list or examples following the word “including” shall be interpreted without limitation to the generality of the preceding words;

1.42.4 except where the context otherwise requires, the word “or” is used in the inclusive sense; and

1.42.5 all references to “dollars” or “$” herein shall mean U.S. Dollars.

1.43 Additional Terms. In addition to the foregoing, the following terms shall have the meaning defined in the corresponding Section below:

Defined Term	Section
Agreement	Preamble
Annual Net Sales	6.3.1
ATLA	5.1.2
Competing Program	15.3
Controlling Party	9.3.4
Cooperating Party	9.3.4
Diligence Failure	8.2.1
DOT-1	Preamble
Effective Date	Preamble
Indemnitee	12.3
Indemnitor	12.3
Indication	6.2.2(b)
Infringement Action	9.3.4
Liabilities	12.1
Millennium	Background
Millennium Option	8.2.2
Millennium Option Period	8.2.2
Millennium Reversion	5.1.2
Millennium Reversion Notice	5.1.2
Option Notice	8.2.2
Other DOT-1 Technology	5.1.3
Other Patent Rights	9.2.2
Party or Parties	Preamble
Program Transfer	Background
Prosecution	9.2.2
Raf Agreement	Background
Reverted Licensed Product	8.2.1 and 8.2.2
Statutory Exclusivity	6.3.4
Subject Infringement	9.3.1
Sunesis	Preamble
Sunesis Reversion License	5.1.3
Term	13.1.2
Transaction Documents	11.3.1

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

ARTICLE 2

LICENSED PRODUCT DEVELOPMENT

2.1 Development by DOT-1. Commencing on the Effective Date, DOT-1 shall be responsible for undertaking a development program aimed at ultimately seeking Regulatory Approval for Licensed Products.

2.2 Diligence. DOT-1 shall use Commercially Reasonable and Diligent Efforts to Develop and obtain Regulatory Approvals for Licensed Products in the Field.

2.3 Regulatory Matters. DOT-1 shall file and be the owner of all regulatory filings for Licensed Compounds or Licensed Products developed pursuant to this Agreement, including all NDAs and Regulatory Approvals, unless otherwise agreed by the Parties.

ARTICLE 3

LICENSED PRODUCT COMMERCIALIZATION

3.1 Commercialization Rights. DOT-1 shall be responsible for the establishment and implementation of the strategy, plans and budgets for marketing and promotion of the Licensed Products.

3.2 Diligence. After receipt of Regulatory Approval for a particular Licensed Product in a particular country, DOT-1 shall use Commercially Reasonable and Diligent Efforts to obtain all necessary pricing or reimbursement approvals for such Licensed Product in the such country and to commercialize such Licensed Product in the Field in such country.

ARTICLE 4

RESERVED

ARTICLE 5

LICENSES

5.1 Development and Commercialization Licenses.

5.1.1 License under the Sunesis Licensed Technology to Licensed Products. Subject to the terms and conditions of this Agreement, Sunesis hereby grants to DOT-1 a worldwide, exclusive license under the Sunesis Licensed Technology, with the right to grant and authorize sublicenses as provided in Section 5.2, to Develop, make, have made, use, import, offer for sale, sell and otherwise exploit Licensed Compounds and Licensed Products in the Field.

5.1.2 Millennium Reversion. DOT-1 represents and warrants to Sunesis that DOT-1 obtained its interest in the DOT-1 Collaboration Technology, Joint Collaboration Technology and the Raf Agreement from Millennium pursuant to the Program Transfer under that certain Asset Transfer and License Agreement dated December 16, 2019 (the “ATLA”), and that, in the event of termination of the ATLA, Millennium has (as of the Effective Date) certain rights under the ATLA to receive an assignment of or license under the DOT-1 Collaboration Technology, Joint Collaboration Technology Development Technology, Other DOT-1 Technology, and related assets (including DOT-1’s interest in this Agreement) for purposes of developing and commercializing Licensed Compounds and Licensed Products. Accordingly, any and all rights that Sunesis has with respect to Reverted Licensed Products shall be secondary to Millennium’s reversion rights with respect to such products under the ATLA. If the ATLA terminates and Millennium receives, or exercises its right to receive, an assignment of this Agreement as well as an assignment of or license under the DOT-1 Collaboration Technology, Joint Collaboration Technology, Development Technology and/or Other DOT-1 Technology to develop, make, have made, use, import, offer for sale, sell and otherwise exploit such Reverted Licensed Product (collectively, a “Millennium Reversion”), then (a) DOT-1 will provide Sunesis with prompt written notice of such Millennium Reversion (“Millennium Reversion Notice”) and (b) the license granted to Sunesis in Section 5.1.3 shall not be exercisable, and such Licensed Product shall not become a Reverted Licensed Product, in each case at such time; provided that the license set forth in Section shall apply in

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

the event that a Licensed Product subsequently becomes a Reverted Licensed Product as set forth in Section 8.2 after such Millennium Reversion occurs. For clarity, the license granted to Sunesis in Section 5.1.3 shall be exercisable and the applicable Licensed Product shall become a Reverted Licensed Product, in each case without a prior Millennium Reversion, if Millennium exercises the Millennium Option to waive its rights to the Millennium Reversion as contemplated by Section 8.2.2.

5.1.3 License for Reverted Licensed Products. Subject to the terms and conditions of this Agreement (including Sections 5.1.1 and 5.1.2 above and Section 8.2), with respect to each Reverted Licensed Product, DOT-1 hereby grants to Sunesis a worldwide, exclusive license under DOT-1’s interest in the DOT-1 Collaboration Technology, Joint Collaboration Technology, Development Technology and other Patent Rights and Know How in existence and owned by DOT-1 as of the date the relevant Licensed Product becomes a Reverted Licensed Product (“Other DOT-1 Technology”), with the right to grant and authorize sublicenses as provided in Section 5.2, to develop, make, have made, use, import, offer for sale, sell and otherwise exploit such Reverted Licensed Product in the Field (the “Sunesis Reversion License”). It is understood and acknowledged that the licenses granted with respect to DOT-1 Collaboration Technology, Development Technology and Other DOT-1 Technology in this Section 5.1.3 extend solely to that technology that is being used by or on behalf of DOT-1 or its Affiliate or Sublicensee in the development or commercialization of that Reverted Licensed Product as of the date of such reversion to Sunesis, and solely to the extent necessary for Sunesis to continue development and commercialization of such Reverted Licensed Product in the form in which such Reverted Licensed Product existed as of the date of such reversion to Sunesis. For purposes of the Sunesis Reversion License, the Field shall exclude the prevention, diagnosis and treatment of Cardiofaciocutaneous Syndrome, giant congenital melanocytic nervus, Noonan Syndrome, and Noonan Syndrome with multiple lentigines, solely in the event that the Sunesis Reversion License goes into effect without a prior Millennium Reversion and solely to the extent that Millennium retains right to such indications as of the date that the Sunesis Reversion License become effective.

5.2 Grant of Sublicenses. Within a reasonable period of time following grant of any sublicense, to the extent sublicensing is permitted under Section 5.1, the sublicensing Party shall provide the other Party with a summary of such sublicense, including the identity of the Sublicensee (including any Affiliate) and the rights granted with respect thereto for each product and territory, sufficient to allow such other Party to verify any amounts then or subsequently due under Article 6 below; provided that such summary may redact confidential information that the sublicensing Party is reasonably prohibited from disclosing under the sublicense agreement. Any sublicense granted under this Section 5.2 shall be consistent with all of the terms and conditions of this Agreement, and subordinate thereto, and the sublicensing Party shall remain responsible to the other Party for the compliance of each such Sublicensee with the obligations due under this Agreement.

5.3 Covenants with Respect to Compounds in the Field.

5.3.1 Sunesis Covenant for Raf Target. During the Term of this Agreement, Sunesis represents, warrants and agrees that it shall not, alone or through any Third Party, and shall ensure that its Affiliates do not, market, sell or promote any pharmaceutical compound that is Target Selective against the Raf Target, other than as permitted under Section 8.2 and Section 15.3 (provided that Sunesis complies with the obligations in such Section 15.3). Notwithstanding the foregoing, Sunesis shall not be prohibited from collaborating with a Third Party on the development and commercialization of chemical compounds in-licensed from or controlled by such Third Party against the Raf Target.

5.4 No Other Rights; No Implied Licenses. Only the licenses granted or retained pursuant to the express terms of this Agreement shall be of any legal force or effect. No other license rights shall be created by implication, estoppel or otherwise.

ARTICLE 6

PAYMENTS

6.1 Upfront Fee. DOT-1 shall pay to Sunesis the following amounts within thirty (30) days following the Effective Date: $2,000,000.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

6.2 Development Milestones.

6.2.1 Development Milestone Payments.

(a) DOT-1 will pay Sunesis [*].

(b) With respect to each Licensed Product, DOT-1 shall pay to Sunesis on a Licensed Product-by-Licensed Product basis the following amounts within [*] following the first achievement by DOT-1, its Affiliates or Sublicensees, as the case may be, of each of the following milestones with respect to such Licensed Product:

Payment Amount
Development Milestones	1st Indication		2nd Indication
[*]	[	*]	[	*]
[*]	[	*]	[	*]
[*]	[	*]	[	*]
[*]	[	*]	[	*]
[*]	[	*]	[	*]
[*]	[	*]	[	*]
[*]	[	*]	[	*]

Such milestone payments shall be non-refundable and non-creditable against other amounts due Sunesis hereunder. [*].

6.2.2 Certain Additional Terms.

(a) Licensed Product-by-Licensed Product Milestones. It is understood that, subject to Section 6.2.2(b), the payments under this Section 6.2 shall be due only once with respect to each Licensed Product; provided that the payments under Section 6.2.1(a) shall be due only with respect to consideration for the first sale of each PRV received by DOT-1 or its Affiliate or Sublicensee.

(b) Multiple Indications. With respect to a particular Licensed Product, if such Licensed Product is developed for a second Indication in a separate disease, it is understood that the payments for the Development Milestones set forth in Section 6.2.1(b) will become due and payable at the time such Licensed Product achieves such Development Milestone for such second Indication; provided, that the amounts due above for such second Indication will be the lower amounts reflected for such Indications in the right most column of the table under Section 6.2.1(b) above. As used herein “Indication” shall mean a disease or condition for which approval for use of a Licensed Product can be sought from the FDA or a regulatory authority or agency of a country other than the United States with responsibilities comparable to those of the FDA. Notwithstanding the foregoing, varying forms or degrees of severity of the same disease shall be considered the same Indication, even if they require separate approvals from the FDA or other regulatory authority or agency. For the avoidance of doubt, in the field of cancer, different tumor tissue types shall be considered different Indications.

(c) Discontinued Licensed Products. If DOT-1 ceases all clinical development of a particular Licensed Product, after having made one or more of the payments due under Section 6.2.1(b) above on the achievement of a particular milestone by such Licensed Product, there shall be no payment due upon the accomplishment of that same milestone with respect to the next Licensed Product to achieve such milestone.

(d) Accrued Milestones. If any of the development milestones 2-7 for a Licensed Product under Section 6.2.1(b) above is achieved with respect to such Licensed Product before development milestone 1 under Section 6.2.1(b) for such Licensed Product, then the milestone payment associated with development milestone 1 shall then also be due with respect to such Licensed Product upon the first achievement of any of milestones 2-7. Additionally, if any of the development milestones 5-7 for a Licensed Product is achieved with respect to such Licensed Product before the corresponding development milestone 2-4 for such Licensed Product in the same territory (meaning, as applicable, the U.S., EMEA, or Japan), then the applicable milestone payment associated with that development milestone 2-4 for that territory shall also be due with respect to such Licensed Product upon the achievement of such development milestone 5-7.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

6.2.3 Reports; Payments. Within [*] of the occurrence of any event which would trigger a milestone payment according to Section 6.2.1(b), DOT-1 shall inform Sunesis of such occurrence. The corresponding payment shall be due [*] after the occurrence of such event.

6.3 Royalties on Annual Net Sales of Licensed Products.

6.3.1 Licensed Products Generally. Subject to Sections 6.3.3 and 6.3.4, DOT-1 shall pay to Sunesis a royalty on Net Sales by DOT-1, its Affiliates and their Sublicensees of Licensed Products on a Licensed Product-by-Licensed Product basis, equal to the percentage of such Net Sales set forth below:

Annual Net Sales	Royalty on Net Sales
Portion of Annual Net Sales of such Licensed Product up to [*]:	[*]
Portion of Annual Net Sales of such Licensed Product over [*]:	[*]

For purposes of the foregoing, “Annual Net Sales” shall mean, for a particular Licensed Product, the worldwide Net Sales of such Licensed Product for the particular calendar year.

6.3.2 Reserved.

6.3.3 Third Party Patents.

(a) If: (i) a Valid Claim of a Third Party should be in force in any country during the Term of this Agreement covering the practice of the Sunesis Licensed Technology as licensed to DOT-1 under Section 5.1 with respect to the manufacture, use or sale of any Licensed Product, (ii) it should prove in DOT-1’s reasonable judgment, after consultation with Sunesis, impractical or impossible for DOT-1 to commercialize such Licensed Product without obtaining a royalty bearing license from such Third Party under such Valid Claim in said country (with such agreement not to be unreasonably withheld or delayed), and (iii) the royalty paid to such Third Party is directed to the practice of rights granted to DOT-1 under Section 5.1 with respect to such Licensed Product, then DOT-1 shall be entitled to a credit against the royalty payments due under the other provisions of this Section 6.3 with respect to the same Licensed Product in such country of an amount equal to [*] of the royalty paid to such Third Party for such Licensed Product in such country, arising from the practice of such Sunesis Licensed Technology with respect to the manufacture, use or sale of the Licensed Product in said country, with such credit not to exceed [*] of the royalty otherwise due under this Agreement for such Licensed Product in such country.

(b) If: (i) a Valid Claim of a Third Party should be in force in any country during the Term of this Agreement covering the practice of the DOT-1 Collaboration Technology, Joint Collaboration Technology, Development Technology or Other DOT-1 Technology licensed to Sunesis under Section 5.1.3, in each case with respect to the manufacture, use or sale of any Reverted Licensed Product, (ii) it should prove in Sunesis’s reasonable judgment, after consultation with Millennium, impractical or impossible for Sunesis to commercialize such Reverted Licensed Product without obtaining a royalty bearing license from such Third Party under such Valid Claim in said country (with such agreement not to be unreasonably withheld or delayed), and (iii) the royalty paid to such Third Party is directed to the practice of rights granted to Sunesis under Section 5.1.3 with respect to such Reverted Licensed Product, then Sunesis shall be entitled to a credit against the royalty payments due under Section 6.4 with respect to the same Reverted Licensed Product in such country of an amount equal to [*] of the royalty paid to such Third Party for such Reverted Licensed Product in such country, arising from the practice of the intellectual property described above with respect to the manufacture, use or sale of the Reverted Licensed Product in said country, with such credit not to exceed [*] of the royalty otherwise due under this Agreement for such Reverted Licensed Product in such country.

6.3.4 Royalty Reduction. The royalty rates set forth in Sections 6.3.1 used to calculate royalties payable on Net Sales of a Licensed Product in a country shall be reduced by [*] during any portion of the applicable period under Section 6.5 in which (a) no Valid Claim of the Sunesis Licensed Patents Covers the sale or use of such Licensed Product in such country and (b) such Licensed Product is not protected under any statutory exclusivity granted by a Governmental Authority (“Statutory Exclusivity”) in such country, including orphan drug exclusivity granted by the FDA.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

6.4 Royalties on Net Sales of Reverted Licensed Products. Sunesis shall pay DOT-1 royalties, at a royalty rate equal to the royalty rate provided under Section 6.3.1, with respect to Net Sales of Reverted Licensed Products by Sunesis, its Affiliates and their Sublicensees; provided, however, that such royalty rate shall be reduced by [*] with during any portion of the applicable period under clause (ii) in Section 6.5.1 in which (a) no Valid Claim of the DOT-1 Collaboration Patents, Joint Collaboration Patents, Development Technology or Other DOT-1 Technology Covers the sale or use of such Reverted Licensed Product in such country and (b) such Reverted Licensed Product is not protected under any Statutory Exclusivity in such country.

6.5 Royalty Term.

6.5.1 The royalties due pursuant to Section 6.3 and Section 6.4 above shall be payable on a country-by-country and Product-by-Product basis commencing on the first commercial sale in a country and continuing until the later of: (i) the expiration of the last Valid Claim of (a) the Sunesis Licensed Patents Covering the sale or use of the relevant Licensed Product in such country or (b) the Joint Collaboration Patents, DOT-1 Collaboration Patents, Development Technology or Other DOT-1 Technology Covering the sale or use of the relevant Reverted Licensed Product in such country, (ii) the expiration of the last Statutory Exclusivity pertaining to such Product in such country or (iii) the tenth (10th) anniversary of the first commercial sale of such Product in such country.

6.5.2 DOT-1 acknowledges that it will continue to benefit from its license under, and the transfer to DOT-1 of certain elements of, the Sunesis Licensed Technology, and DOT-1’s own development of Know-How derived from the practice of such Sunesis licenses and DOT-1’s use of such Sunesis Licensed Technology, even after the expiration of all Patent Rights that claim a Licensed Product in a particular country. Sunesis acknowledges that it will continue to benefit from its license under certain elements of, the DOT-1 Collaboration Technology, Joint Collaboration Technology, Development Technology and Other DOT-1 Technology, and Sunesis’ own development of Know-How derived from the practice of such licenses and Sunesis’ use of such licensed technology, even after the expiration of all Patent Rights that claim a Reverted Licensed Product in a particular country. The Parties acknowledge that such structure is more convenient to the Parties, facilitates the payment of compensation between the Parties for access to Know How and reduces accounting burdens on the Parties. Accordingly, the Parties have agreed to apply the royalty structure as provided in this Article 6.

ARTICLE 7

PAYMENTS, BOOKS AND RECORDS

7.1 Royalty Reports and Payments. After the first sale of a Product on which royalties are payable by a Party hereunder, such Party shall make quarterly written reports to the other Party within [*] after the end of each calendar quarter, stating in each such report, separately the number, description, and aggregate Net Sales, by territory, of each such Product sold during the calendar quarter upon which a royalty is payable under Section 6.3 or Section 6.4 above, as applicable. Concurrently with the making of such reports, such Party shall pay to the other Party royalties due at the rates specified in Section 6.3 or Section 6.4 above, as applicable.

7.2 Payment Method. All payments due under this Agreement shall be made by bank wire transfer in immediately available funds to a bank account designated by the Party owed such payment. All payments hereunder shall be made in U.S. dollars. Any payments that are not paid on the date such payments are due under this Agreement shall bear interest to the extent permitted by applicable law at a rate equal to the 3-month LIBOR rate at the close of business on the date such payment is due, plus an additional [*], calculated on the number of days such payment is delinquent.

7.3 Place of Royalty Payment; Currency Conversion. The functional currency for accounting will be U.S. dollars. Except as the Parties otherwise mutually agree, for billing and reporting, Net Sales will be translated, if necessary, into U.S. dollars using the currency exchange rates quoted by Bloomberg Professional, a service of Bloomberg L.P., or in the event Bloomberg Professional is not available, then the Eastern U.S. edition of The Wall Street Journal on the last business day of the applicable calendar quarter.

7.4 Records; Inspection. Each Party shall keep, and shall ensure that its Affiliates keep, complete, true and accurate books of account and records for the purpose of determining the amounts payable under this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Such books and records shall be kept at the principal place of business of such Party, for at least [*] following the end of the calendar quarter to which they pertain. Such records will be open for inspection by a public accounting firm to whom the audited Party has no reasonable objection and subject to such accounting firm entering into a satisfactory confidentiality agreement, solely for the purpose of determining the payments to the other Party hereunder. Such inspections may be made no more than twice each calendar year, at reasonable times and on reasonable notice. Inspections conducted under this Section 7.4 shall be at the expense of the auditing Party, unless a variation or error producing an increase exceeding [*] of the amount stated for the period covered by the inspection is established in the course of any such inspection, whereupon all reasonable costs relating to the inspection for such period and any unpaid or overpaid amounts that are discovered will be promptly paid or refunded by the appropriate Party, in each case together with interest noted in Section 7.2 thereon from the date such payments were due (if underpaid) or paid (if overpaid).

7.5 Withholding Taxes. Each Party shall pay any and all taxes levied on account of amounts payable to it under this Agreement. If laws or regulations require that taxes be withheld, the paying Party will (i) deduct those taxes from the remittable payment, (ii) timely pay the taxes to the proper authority, and (iii) send proof of payment to the other Party within [*] following that payment.

ARTICLE 8

DILIGENCE

8.1 Diligence; Reports. DOT-1 agrees to keep Sunesis fully informed regarding the Development and commercialization activities with respect to each Licensed Product by providing reports to Sunesis at least quarterly regarding ongoing activities being undertaken with respect to Licensed Products. In addition, DOT-1 shall provide Diligence Summaries to Sunesis with respect to each Licensed Product on a semi-annual basis during the Term of this Agreement. This Section 8.1 shall not limit other provisions of this Agreement that address the provision of information regarding Licensed Products.

8.2 Reversion of a Licensed Product.

8.2.1 After Millennium Reversion. If, in each case after a Millennium Reversion, a Diligence Failure occurs, or Sunesis terminates this Agreement pursuant to Section 13.2 for DOT-1’s breach or pursuant to Section 13.3 for DOT-1’s bankruptcy, or DOT-1 terminates this Agreement pursuant to Section 13.4 for convenience with respect to a Licensed Product, Sunesis shall have the right to assume the development and commercialization of such Licensed Product, subject to the terms and conditions of this Agreement, including Section 5.1.2 and this Section 8.2, upon written notice to DOT-1. Upon the effective date of such notice from Sunesis, subject to Section 5.1.2, such Licensed Product shall be designated a “Reverted Licensed Product”, the terms set forth in Section 1 of Exhibit 8.2 attached hereto shall thereafter apply, and Sunesis shall pay royalties to DOT- 1 as provided under Section 6.4 on Net Sales of such Reverted Licensed Product by Sunesis, its Affiliates or Sublicensees. For purposes of this Section 8.2, a “Diligence Failure” means if DOT-1 or, after a Millennium Reversion with respect to a Licensed Product that includes an assignment of this Agreement to Millennium, Millennium fails to use Commercially Reasonable and Diligent Efforts to Develop, obtain Regulatory Approvals and necessary pricing or reimbursement approvals (if any) for and commercialize a Licensed Product in the Field, and DOT-1 or Millennium, as applicable, shall continue to fail to use such Commercially Reasonable and Diligent Efforts to develop and commercialize such Licensed Product for [*] after written notice thereof from Sunesis.

8.2.2 Prior to a Millennium Reversion. If, prior to a Millennium Reversion, (a) a Diligence Failure occurs, (b) Sunesis notifies DOT-1 in writing that Sunesis intends to terminate this Agreement pursuant to Section 13.2 for DOT-1’s breach or pursuant to Section 13.3 for DOT-1’s bankruptcy or (c) DOT-1 notifies Sunesis in writing that DOT- 1 intends terminate this Agreement pursuant to Section 13.4 for convenience with respect to a Licensed Product, then Sunesis shall promptly notify Millennium in writing (with a copy to DOT-1) and offer Millennium the option to receive an assignment from DOT-1 of all of DOT-1’s rights and obligations under this Agreement (as part of a Millennium Reversion) or to waive its right to a Millennium Reversion (such notice, the “Option Notice” and such option, the “Millennium Option”). If Millennium exercises the Millennium Option, in its discretion, by written notice to Sunesis (with a copy to DOT-1) within [*] after the date of the Option Notice (such period, the “Millennium Option Period”) to receive an assignment of this Agreement, then, upon timely receipt of

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Millennium’s exercise notice, (i) DOT-1 shall assign this Agreement, including all of DOT-1’s rights and obligations thereunder, to Millennium, (ii) Millennium shall assume all such obligations in writing to Sunesis, (iii) all references to DOT-1 in this Agreement shall, with respect to events and activities after such assignment, be deemed to be references to Millennium, (iv) this Agreement will remain in full force and effect, and (v) Sunesis will not have the right to assume the development and commercialization of such Licensed Product and such Licensed Product shall not become a Reverted Licensed Product, in the case of (iv) and (v) unless and until (a), (b) or (c) above happens another time after a Millennium Reversion, in which case Section 8.2(a) shall apply. If Millennium exercises the Millennium Option to waive its rights to the Millennium Reversion before the end of the Millennium Option Period, then the termination pursuant to Section 13.2, 13.3 or 13.4 (as applicable) shall become effective upon the later of (x) the date such termination is specified in such Section to take effect or (y) the end of the Millennium Option Period, and such Licensed Product shall be designated a “Reverted Licensed Product”, the terms set forth in Section 1 of Exhibit 8.2 attached hereto shall thereafter apply, and Sunesis shall pay royalties to DOT-1 as provided under Section 6.4 on Net Sales of such Reverted Licensed Product by Sunesis, its Affiliates or Sublicensees. If Millennium does not exercise the Millennium Option during the Millennium Option Period, then Sunesis may terminate this Agreement pursuant to Section 13.2 for DOT-1’s breach or pursuant to Section 13.3 for DOT-1’s bankruptcy, but no Licensed Product shall become a Reverted Licensed Product and the licenses set forth in Section 5.1.3 shall not apply.

8.3 Diligence for a Reverted Licensed Product. Sunesis shall use Commercially Reasonable and Diligent Efforts to develop and commercialize each Reverted Licensed Product. Sunesis agrees to keep DOT-1 fully informed regarding the development and commercialization activities with respect to each Reverted Licensed Product, including by providing DOT-1 with reports at least quarterly regarding ongoing activities being undertaken with respect to Reverted Licensed Products. In addition, Sunesis shall provide DOT-1 with a Diligence Summary with respect to each Reverted Licensed Product on a semi-annual basis during the Term of this Agreement.

8.4 Termination of a Reverted Licensed Product. If Sunesis fails to use Commercially Reasonable and Diligent Efforts to develop and commercialize a Reverted Licensed Product, and Sunesis shall continue to fail to use Commercially Reasonable and Diligent Efforts to develop and commercialize such Reverted Licensed Product for [*] after written notice thereof from DOT-1, then such Reverted Licensed Product shall cease to be a Reverted Licensed Product, and the license granted to Sunesis under Section 5.1.3 shall terminate with respect to such Reverted Licensed Product. Thereafter, such Reverted Licensed Product shall be a Licensed Product and subject to DOT-1’s licenses under Section 5.1 and obligations to pay royalties and milestones to Sunesis pursuant to Article 6. In addition, the terms set forth in Section 2 of Exhibit 8.2 shall apply to such Reverted Licensed Product.

8.5 Disputes. In the event that there is a good faith dispute as to whether the activities described in a Diligence Summary constitute Commercially Reasonable and Diligent Efforts to develop and commercialize the applicable Licensed Product or Reverted Licensed Product, then either Party may refer the dispute to a senior executive from each Party. Such senior executive shall be either the CEO or President of such Party, or other senior executive of such Party with the title of Vice President or higher and who has direct management responsibility for the matter in dispute. Upon such request, such senior executives shall make themselves reasonably available to meet, and shall meet either by telephone or if, specifically requested, in person, to attempt to resolve such matter, and shall thereafter continue to use good faith efforts to attempt to resolve such matter unless it becomes clear that the matter cannot be resolved by mutual agreement. Thereafter either Party may pursue such legal process as is otherwise available under applicable law.

ARTICLE 9

INTELLECTUAL PROPERTY

9.1 Ownership; Disclosure.

9.1.1 Collaboration Technology.

(a) Raf Technology. All right, title, and interest in and to the Joint Collaboration Patents, the subject of which are inventions that were developed in the course of activities that were directed to the Raf Target or to the discovery, research, or development of Licensed Compounds which are Target Selective to the Raf Target or Licensed Products incorporating such Licensed Compounds, are jointly owned by DOT-1 and Sunesis, as is all other

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Joint Collaboration Technology. Except as expressly provided in this Agreement, neither Party shall have any obligation to account to the other for profits, or to obtain any approval of the other Party to assign, license, exploit or enforce the Joint Collaboration Technology, by reason of joint ownership thereof, and each Party hereby waives any right it may have under the laws of any jurisdiction to require any accounting or consent related thereto. It is understood and agreed that Sunesis and its Affiliates’ interest in all Joint Collaboration Technology shall be subject to the licenses granted under Article 5.

(b) Sunesis Collaboration Technology. Subject to Section 9.1.1(a), all right, title, and interest in and to the Sunesis Collaboration Technology shall be owned by Sunesis, subject to the licenses granted to DOT-1 under Article 5.

(c) Reserved.

(d) Reserved.

9.1.2 Development Technology. All right, title and interest in and to the Development Technology and the DOT-1 Collaboration Technology shall, as between the Parties, be owned solely by DOT-1.

9.2 Patent Prosecution.

9.2.1 Reserved.

9.2.2 Collaboration Patents and Development Patents. DOT-1 shall have the first right, using in-house or outside legal counsel selected by DOT-1, subject to approval, not to be unreasonably withheld, by Sunesis, to prepare, file, prosecute, maintain, and obtain extensions throughout the world of the Sunesis Licensed Patents, the Collaboration Patents, and Patent Rights in the Development Technology that claim or cover the Raf Target, Licensed Compounds or Licensed Products, or the use of manufacture thereof. DOT-1 shall: (a) ensure that Sunesis receives copies of all correspondence between DOT-1 or outside legal counsel or any governmental offices relating to such preparation, filing, prosecution, maintenance, and obtaining of extensions, of such Sunesis Licensed Patents, Sunesis Collaboration Patents, Joint Collaboration Patents and other Patent Rights subject to this Section 9.2.2 (“Other Patent Rights”), (b) timely consult with Sunesis regarding all substantive matters associated with such activities in (a), (c) use reasonable efforts to periodically advise Sunesis on such activities and to respond to any reasonable inquiries Sunesis may from time to time raise in respect of such activities in (a) or (b), and (d) not substantially negatively impact Sunesis’s rights under such Sunesis Licensed Patents or Collaboration Patents. As used in this Article 9, “prosecution” shall include interferences, re-examinations, reissues, oppositions and the like.

9.2.3 Prosecution Costs. All costs incurred by DOT-1 after the Effective Date associated with filing, prosecuting, issuing, maintaining, and extending the Patent Rights described in Section 9.2.2 shall, as between the Parties, be borne by DOT-1.

9.2.4 Cooperation. Each Party will cooperate fully with the other Party and provide all information and data, and sign any documents, reasonably necessary and requested by the other Party for the purpose of preparing, filing and prosecuting patent applications pursuant to this Section 9.2.

9.2.5 Abandonment.

(a) DOT-1 may elect to decline to file or, having filed, decline to further prosecute and maintain any Sunesis Licensed Patent, Sunesis Collaboration Patent, Joint Collaboration Patent or Other Patent Rights, in which event DOT-1 shall provide Sunesis with written notice thereof prior to the expiration of any deadline, without considering any possible extensions thereof, relating to such activities, but in any event at least [*] prior notice. In such circumstances Sunesis shall have the right to decide, with reason and with written notice at least [*] prior to the deadline, that DOT-1 should continue to file or prosecute such Patent Right. DOT-1 shall then have the option to decide, with at least [*] notice to Sunesis to: (i) continue to file or prosecute such Patent Right at its cost and expense, or (ii) allow Sunesis to file or prosecute such Patent Right at its own cost and expense using counsel of its own choice. In the event that DOT-1 elects option (ii), then DOT-1 shall cooperate with Sunesis to promptly transfer relevant prosecution materials to Sunesis.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(b) It is understood and agreed that transfer of prosecution of particular Patent Rights pursuant to subsection (ii) in Section 9.2.5(a) above shall not affect the ownership or licenses otherwise provided in this Agreement.

9.3 Enforcement.

9.3.1 Notice. In the event a Party becomes aware of any actual or potential infringement or misappropriation of (a) the Sunesis Licensed Technology, Joint Collaboration Technology, DOT-1 Collaboration Technology or Sunesis Collaboration Technology in each case that relates to the Raf Target or Licensed Compounds or Licensed Products or (b) the Joint Collaboration Technology ((a) and (b), each, a “Subject Infringement”), such Party shall notify the other Party.

9.3.2 DOT-1. DOT-1 shall have the sole right, but not the obligation, to take legal action to:

(a) enforce and defend the Sunesis Licensed Technology or the Sunesis Collaboration Technology against Subject Infringements by Third Parties at its sole cost and expense. If, within [*] following a request by Sunesis to do so, DOT-1 fails to use commercially reasonable efforts to take such action to enforce and defend any actual or potential infringement or misappropriation of the Sunesis Licensed Technology or Sunesis Collaboration Technology with respect to a Subject Infringement, Sunesis or its designee shall, in its sole discretion, have the right, at its sole expense, to take such action.

(b) enforce and defend the DOT-1 Collaboration Technology or Joint Collaboration Technology against Subject Infringements by Third Parties at its sole cost and expense. If, within [*] following a request by Sunesis to do so, DOT-1 (either directly or indirectly through Millennium or a Sublicensee) fails to use commercially reasonable efforts to take such action to enforce and defend any actual or potential infringement or misappropriation of the DOT-1 Collaboration Technology or Joint Collaboration Technology against a Subject Infringement, Sunesis or its designee shall, in its sole discretion, have the right, at its sole expense, to take such action; provided that Millennium has not commenced action to enforce or defend any infringement or misappropriation of the DOT-1 Collaboration Technology or Joint Collaboration Technology.

9.3.3 Sunesis. To the extent an infringement or misappropriation of the Sunesis Licensed Technology or Sunesis Collaboration Technology is not a Subject Infringement covered by Section 9.3.2 above, Sunesis (or its designee) shall have the initial right, but not the obligation, to take reasonable legal action to enforce and defend the Sunesis Licensed Technology or Sunesis Collaboration Technology against such infringement or misappropriation by Third Parties at its sole cost and expense. If, within [*] following a request by DOT-1 to do so, Sunesis (or its designee) fails to take such action to enforce and defend any actual or potential infringement or misappropriation of the Sunesis Licensed Technology or Sunesis Collaboration Technology with respect to such Subject Infringement, DOT-1 or its designee shall, in its sole discretion, have the right, at its sole expense, to take such action.

9.3.4 Cooperation. If a Party (the “Controlling Party”) brings an action in accordance with this Section 9.3 (an “Infringement Action”), then the other Party (the “Cooperating Party”) shall cooperate as reasonably requested, at such Controlling Party’s expense, in the pursuit of such Infringement Action, including if necessary by joining as a nominal Party to the Infringement Action. In any case, the Cooperating Party shall have the right, even if not required to be joined, to participate in such Infringement Action with its own counsel at its own expense. The costs and expenses of the Infringement Action shall be the responsibility of the Controlling Party, and any damages or other monetary rewards or settlement payments actually received and retained by the Controlling Party shall first be applied to reimburse the Controlling Party’s out-of- pocket expenses directly attributed to the Infringement Action, then the other Party’s out-of-pocket expenses directly attributed to the Infringement Action, then the other Party’s out-of-pocket expenses directly attributed to the Infringement Action, and the remainder shall be shared as follows: [*].

ARTICLE 10

CONFIDENTIALITY

10.1 Confidentiality. During the Term of this Agreement and for a period of [*] following the expiration or earlier termination hereof, each Party shall maintain in confidence the Confidential Information of the other Party,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

shall not use or grant the use of the Confidential Information of the other Party except as expressly permitted hereby, and shall not disclose the Confidential Information of the other Party (in each case, irrespective of whether such Confidential Information is also the Confidential Information of the receiving Party), except (i) on a need-to-know basis to such Party’s directors, officers and employees, (ii) to such Party’s consultants performing work contemplated by the Agreement, and to any bona fide subcontractor performing work for such Party hereunder, or (iii) to the extent such disclosure is reasonably necessary in connection with such Party’s activities under rights and licenses expressly authorized by this Agreement (including the permitted sublicensees). To the extent that disclosure to any person is authorized by this Agreement, prior to disclosure, a Party shall obtain written agreement of such person to hold in confidence and not disclose, use or grant the use of the Confidential Information of the other Party except as expressly permitted under this Agreement. Each Party shall notify the other Party promptly upon discovery of any unauthorized use or disclosure of the other Party’s Confidential Information.

10.2 Permitted Use and Disclosures. The confidentiality obligations under this Article 10 shall not apply to the extent that a Party is required to disclose information by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction; provided, however, that such Party shall provide written notice thereof to the other Party (to the extent not prohibited by law or court order), and consult with the other Party with respect to such disclosure to the extent reasonably protectable and provide the other party reasonable opportunity to object to any such disclosure or to request confidential treatment thereof. Notwithstanding the provisions of this Section, either Party may, to the extent necessary, disclose Confidential Information of the other Party, to any governmental or regulatory authority in connection with the development of a product which it has the right to develop under this Agreement.

10.3 Nondisclosure of Terms. Each of the Parties hereto agrees not to disclose the financial terms of this Agreement to any Third Party without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld, except (a) to such Party’s attorneys, advisors, investors, potential bona fide collaborators and Sublicensees, and others on a need-to-know basis under circumstances that reasonably protect the confidentiality thereof; (b) or to the extent required by law (and with appropriate requests made for confidential treatment), including filings required to made by law with the Securities and Exchange Commission or any national securities exchange; provided, however, that, with respect to any filing required to made by law with the Securities and Exchange Commission or any national securities exchange, the Party subject to such filing requirement shall, at least [*] in advance of any such filing, provide the other Party with a draft set of redactions to this Agreement for which confidential treatment will be sought, reasonably incorporate the other Party’s comments as to additional terms it would like to see redacted, and seek confidential treatment for such additional terms (except only in the limited circumstances where confidential treatment is in the opinion of outside counsel unavailable); or (c) to Millennium, to the extent required in connection with a Millennium Reversion and under circumstances that reasonably protect the confidentiality thereof. Notwithstanding the foregoing, (i) Sunesis may issue any press release to be mutually agreed by the Parties, and (ii) each Party may disclose the information contained in such press release (and related Securities and Exchange Commission filing) without the consent of the other Party.

10.4 Publication.

10.4.1 For clarity, nothing in this Section 10.4 shall be deemed to limit the publication or disclosure right of Sunesis with respect to a Reverted Licensed Product; provided that Sunesis shall provide DOT-1 with a courtesy copy of such manuscript prior to its publication.

10.4.2 By DOT-1. As between the Parties, DOT-1 shall have the sole right, but not the obligation, to publish or publicly disclose, in its sole discretion, any manuscript containing scientific or clinical results with respect to Licensed Products generated during the Term or included in the Collaboration Technology, in each case as relating to the Raf Target, Licensed Compounds or Licensed Products, and shall provide Sunesis with a courtesy copy of such manuscript prior to its publication.

10.4.3 Reserved.

ARTICLE 11

REPRESENTATIONS AND WARRANTIES

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

11.1 Warranty. Each Party represents and warrants on its own behalf and on behalf of its Affiliates that as of the Effective Date:

(i) Such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

(ii) It has the legal power and authority to enter into this Agreement and to perform all of its obligations hereunder.

(iii) This Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms.

(iv) All necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such Party in connection with this Agreement have been obtained.

(v) The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws, regulations or orders of governmental bodies; and (b) do not conflict with, or constitute a default under, any contractual obligation of such Party. Neither Party will enter into any agreement with any Third Party that conflicts with the terms of this Agreement.

(vi) Such Party requires, and shall require, that all of its employees and consultants involved in the Development, manufacture or commercialization of Licensed Compounds, Licensed Products, Reverted Compounds or Reverted Licensed Products have entered into written agreements obligating such person to assign any rights s/he may have in any inventions made during such work to such Party.

11.2 Additional Warranties of Sunesis. Sunesis represents and warrants to DOT-1 as of the Effective Date that:

11.2.1 Sunesis has not received any notice of infringement or misappropriation from any Third Party relating to the Sunesis Licensed Technology;

11.2.2 Sunesis has not received any notice challenging the scope of validity of the Sunesis Licensed Technology;

11.2.3 To Sunesis’ knowledge, the Sunesis Licensed Technology is legally possessed by Sunesis and has not been misappropriated from any Third Party;

11.2.4 To Sunesis’ knowledge, the Patent Rights listed on Exhibits 1.18, 1.37, and 1.38 comprise all Patent Rights Controlled by Sunesis or its Affiliates as of the Effective Date that claim or cover the Raf Target, the Licensed Compounds and Licensed Products;

11.2.5 Sunesis has the right to grant the licenses set forth herein under the Patent Rights set forth on Exhibits 1.37, 1.38, and 1.18;

11.2.6 Sunesis has not granted any rights that conflict with those granted to DOT-1 pursuant to this Agreement;

11.2.7 To the extent that there are still any pending Patent Rights (i.e. all Patent Rights except those that have expired or been abandoned) included in the definition of Sunesis Core Technology (as such term is defined in the Raf Agreement), to Sunesis’ knowledge, Sunesis is not aware of any such Patent Rights that cover the composition of matter of the Licensed Compounds, or their manufacture or use for any indication.

11.3 Additional Warranties of DOT-1. DOT-1 represents and warrants to Sunesis as of the Effective Date that:

11.3.1 the Patent Rights and Know-How on Exhibits 1.14 and 1.18 comprise all of the Patent Rights and Know-How to which DOT-1 received rights from Millennium pursuant to the ATLA and related documents entered into between DOT-1 and Millennium in connection therewith (collectively, the “Transaction Documents”);

11.3.2 DOT-1 has the right to grant has the right to grant the licenses set forth herein under such Patent Rights and Know-How; and

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

11.3.3 the document entitled “ 20191212 Takeda Agreement – Reversion Terms Document.docx” that was provided by DOT-1’s counsel to Sunesis’ counsel on December 12, 2019 is a complete and accurate copy of the identified provisions and definitions of the ATLA and it completely and accurately describes all of the effects of termination of the ALTA with respect to the Millennium Reversion.

11.4 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE COLLABORATION TECHNOLOGY, DEVELOPMENT TECHNOLOGY, OTHER DOT-1 TECHNOLOGY, LICENSED COMPOUNDS, OTHER COMPOUNDS, LICENSED PRODUCTS, RAF TARGET OR CONFIDENTIAL INFORMATION, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF ANY COLLABORATION TECHNOLOGY, PATENTED OR UNPATENTED, OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 12

INDEMNIFICATION

12.1 DOT-1. DOT-1 shall indemnify, defend and hold harmless Sunesis and its Affiliates and their respective directors, officers, employees, agents and their respective successors, heirs and assigns from and against any losses, costs, claims, damages, liabilities or expense (including reasonable attorneys’ and professional fees and other expenses of litigation) (collectively, “Liabilities”) resulting from any claims, demands, actions or other proceedings by any Third Party to the extent resulting from: (i) the manufacture, use, sale, handling or storage of Licensed Products by (a) Millennium or its Affiliates or Sublicensees (as defined in the Prior License Agreement) or other designees or (b) DOT-1 or its Affiliates or Sublicensees or other designees (except in each case with respect to claims of infringement or violation of intellectual property rights, which shall be governed solely by clause (iv)); (ii) the breach by DOT-1 of the representations and warranties made in this Agreement; (iii) the negligence or intentional misconduct of DOT-1 or any of its agents or employees or failure of DOT-1 or any of its agents or employees to comply with applicable laws and regulations; or (iv) a claim that the use, manufacture, sale or importation of a Licensed Product infringes or violates the intellectual property rights of a Third Party (other than if such infringement or violation results solely from the practice of any Sunesis Licensed Technology (excluding any Joint Collaboration Patents and Joint Collaboration Know-How) in accordance with this Agreement); except, in each of cases (i)– (iv), to the extent such Liabilities result from a material breach of this Agreement by Sunesis, negligence or intentional misconduct of Sunesis or any of its agents or employees or failure of Sunesis or any of its employees or agents to comply with applicable laws or regulations.

12.2 Sunesis. Sunesis agrees to indemnify, defend and hold harmless DOT-1 and its Affiliates and their respective directors, officers, employees, agents and their respective heirs and assigns from and against any Liabilities resulting from any claims, demands, actions or other proceedings by any Third Party to the extent resulting from: (i) the manufacture, use, sale, handling or storage of Reverted Licensed Products by Sunesis or its Affiliates or Sublicensees or other designees, (ii) the breach by Sunesis of its representations and warranties made in this Agreement or (ii) the negligence or intentional misconduct of Sunesis or any of its agents or employees or failure of Sunesis or any of its agents or employees to comply with applicable laws and regulations; except, in each case, to the extent such Liabilities result from a breach of this Agreement by DOT-1, negligence or intentional misconduct of DOT-1 or any of its agents or employees or failure of DOT-1 or any of its employees or agents to comply with applicable laws or regulations.

12.3 Procedure. If a Party (the “Indemnitee”) intends to claim indemnification under this Article 12, it shall promptly notify the other Party (the “Indemnitor”) in writing of any claim, demand, action or other proceeding for which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, to assume the defense thereof with counsel mutually satisfactory to the Parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between the Indemnitee and any other Party represented by such counsel in such proceeding. The obligations of this Article 12 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve the Indemnitor of any obligation to the Indemnitee under this Article 12. The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by this Article 12. The Indemnitor shall not, without the Indemnitee’s consent, which consent shall not be withheld or delayed unreasonably, consent to the entry of any judgment or accept any settlement with respect to such claim, demand, action or proceeding which imposes liability not covered by this indemnification or restrictions on the Indemnitee.

ARTICLE 13

TERM AND TERMINATION

13.1 Term.

13.1.1 The Raf Agreement shall be amended and restated and superseded by this Agreement on the Effective Date.

13.1.2 The term of this Agreement shall commence on the Effective Date, and shall continue in full force and effect on a country-by-country and Product-by-Product basis until expiration of both Parties’ royalty payment obligations in such country with respect to such Products, in each case unless earlier terminated as provided in this Article 13 (the “Term”). Upon expiration of the Term, the licenses granted to DOT-1 and Sunesis in this Agreement shall become fully paid-up, royalty-free, perpetual and irrevocable.

13.2 Termination for Breach. Either Party to this Agreement may terminate this Agreement, with respect to the applicable compounds and products only, in the event the other Party hereto shall have materially breached or defaulted in the performance of any of its material obligations hereunder with respect to any Licensed Product(s), Licensed Compound(s) or Reverted Licensed Product(s), and such default shall have continued for [*] after written notice thereof was provided to the breaching Party by the non-breaching Party. Such termination shall be specifically limited to the compounds and products to which the breach or default relates, and this Agreement shall continue in full force and effect with respect to any other Licensed Product, Licensed Compound or Reverted Licensed Product. Any termination shall become effective at the end of such [*] period unless the breaching Party has cured any such breach or default prior to the expiration of the [*] period. Notwithstanding the foregoing, failure by either Party to use Commercially Reasonable and Diligent Efforts with respect to the development and commercialization of a Product shall not be deemed a breach of this Agreement.

13.3 Termination For Bankruptcy. Either Party hereto shall have the right to terminate this Agreement forthwith by written notice to the other Party (i) if the other Party is declared insolvent or bankrupt by a court of competent jurisdiction, (ii) if a voluntary or involuntary petition in bankruptcy is filed in any court of competent jurisdiction against the other Party and such petition is not dismissed within [*] after filing, (iii) if the other Party shall make or execute an assignment of substantially all of its assets for the benefit of creditors, or (iv) substantially all of the assets of such other Party are seized or attached and not released within [*] thereafter. All rights and licenses granted under this Agreement by one Party to the other Party are, and shall otherwise be deemed for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 (56) of the Bankruptcy Code. The Parties agree that the licensing Party under this Agreement shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code in the event of a bankruptcy by the other Party. The Parties further agree that in the event of the commencement of a bankruptcy proceeding by or against one Party under the Bankruptcy Code, the other Party shall be entitled to complete access to any such intellectual property pertaining to the rights granted in the licenses hereunder of the Party by or against whom a bankruptcy proceeding has been commenced and all embodiments of such intellectual property.

13.4 Termination for Convenience. Provided that DOT-1 is not in breach of this Agreement, DOT-1 will have the right to terminate this Agreement at any time with respect to any or all of the Licensed Compounds and Licensed Products, by providing [*] prior written notice. In such event, this Agreement will remain in effect with respect to Reverted Licensed Products and any other Licensed Compound or Licensed Product, in each case that has not been terminated. Provided that Sunesis is not in breach of this Agreement, Sunesis will have the right to terminate this

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Agreement at any time with respect to any or all of the Reverted Licensed Products, by providing [*] prior written notice. In such event, this Agreement will remain in effect with respect to Licensed Compounds and Licensed Products and any other Reverted Licensed Products, in each case that has not been terminated.

13.5 Effect of Breach or Termination.

13.5.1 Accrued Rights and Obligations. Termination of this Agreement for any reason shall not release either Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

13.5.2 Termination by DOT-1 for Bankruptcy of Sunesis. In the event of termination of this Agreement by DOT-1 pursuant to Section 13.3 for Sunesis’s bankruptcy, in addition to those provisions surviving under Section 13.8, the following shall apply:

(a) Sections 5.1.3 (License for Reverted Licensed Products) (but only with respect to Reverted Licensed Products in existence as of the effective date of such termination); (Development Milestones); 6.3 (Royalties on Annual Net Sales of Licensed Products) (except that any royalties payable by DOT-1 thereunder, commencing upon such termination and continuing thereafter, shall be reduced by [*]); 6.4 (Royalties on Net Sales of Reverted Licensed Products); 6.5 (Royalty Term); Article 9 (Intellectual Property) (other than Sections 9.2.2 and 9.2.3, which shall terminate except to the extent expressly set forth in Section 13.5.2(b) below); and Exhibit 8.2 (Reverted Licensed Products) (but only with respect to Reverted Licensed Products in existence as of the effective date of such termination) shall survive.

(b) The prosecution rights that DOT-1 has pursuant to Section 9.2.2 shall survive. Sunesis shall be given the opportunity to review DOT-1’s activities and reasonably consult with DOT-1 with respect to such Sunesis Collaboration Patents and Joint Collaboration Patents, and DOT-1 shall in good faith consider including in such patent applications such claims as Sunesis reasonably requests. DOT-1 shall keep Sunesis reasonably informed as to the status of such patent matters, including by providing Sunesis with (i) copies of any documents relating to such Sunesis Licensed Patents, Sunesis Collaboration Patents and Joint Collaboration Patents which DOT-1 receives from any patent office within [*] of receipt thereof, including notice of all interferences, reissues, reexaminations, oppositions or requests for patent term extensions, and (ii) the opportunity to review and comment on any documents relating to such Sunesis Licensed Patents, Sunesis Collaboration Patents and Joint Collaboration Patents which will be filed in any patent office as soon practicable but in all cases at least [*] prior to such filing. In conducting the prosecution activities described in this Section 13.5.2(b), each Party shall employ reasonable efforts not to substantially negatively impact the other Party’s rights under the surviving provisions of this Agreement.

13.5.3 Termination by Sunesis for Breach or Bankruptcy of DOT-1. In the event of any termination by Sunesis pursuant to Section 13.2 due to DOT-1’s breach (only with respect to the Licensed Compounds, Licensed Products and Raf Target) or pursuant to Section 13.3 for DOT-1’s bankruptcy, in addition to those provisions surviving under Section 13.8, the following provisions of this Section 13.5.3 shall apply:

(a) 5.1.3 (License for Reverted Licensed Products); 6.2 (Development Milestones); 6.3 (Royalties on Annual Net Sales of Licensed Products); 6.4 (Royalties on Net Sales of Reverted Licensed Products (except that any royalties payable by Sunesis thereunder, commencing upon such termination and continuing thereafter, shall be reduced by [*]); 6.5 (Royalty Term); Article 8 (Diligence); Article 9 (Intellectual Property) (other than Sections 9.2.2 and 9.2.3, which shall terminate); and Exhibit 8.2 (Reverted Licensed Products) shall survive, in addition to those provisions surviving under Section 13.8.

(b) DOT-1 shall control prosecution of all the DOT-1 Collaboration Patents at its own expense, only for such Patent Rights that are related to the Raf Target, Licensed Compounds and Licensed Products. Sunesis shall control prosecution of all Sunesis Collaboration Patents and Joint Collaboration Patents at its own expense for such Sunesis Collaboration Patents and Joint Collaboration Patents that are related to the Raf Target, Licensed Compounds and Licensed Products, as the case may be. DOT-1 shall be given the opportunity to review Sunesis’s activities and reasonably consult with Sunesis with respect to such Joint Collaboration Patents, and Sunesis shall in good faith consider including in such patent applications such claims as DOT- 1 reasonably requests. Sunesis shall

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

keep DOT-1 reasonably informed as to the status of such patent matters, including by providing DOT-1 with (i) copies of any documents relating to such Joint Collaboration Patents which Sunesis receives from any patent office within [*] of receipt thereof, including notice of all interferences, reissues, reexaminations, oppositions or requests for patent term extensions, and (ii) the opportunity to review and comment on any documents relating to such Joint Collaboration Patents which will be filed in any patent office as soon practicable but in all cases at least [*] prior to such filing. In conducting the prosecution activities described in this Section 13.5.3(b), each Party shall employ reasonable efforts not to substantially negatively impact the other Party’s rights under the surviving provisions of this Agreement.

(c) Subject to Section 5.1.2, each Licensed Product shall become a Reverted Licensed Product in accordance with Section 8.2 and Exhibit 8.2 and Sunesis shall thereafter pay royalties to DOT-1 on Net Sales of such Reverted Licensed Product in accordance with Section 6.4 (except that any royalties payable by Sunesis thereunder, commencing upon such termination and continuing thereafter, shall be reduced by [*].

13.6 Termination by DOT-1 for Convenience. In the event of termination of this Agreement by DOT-1 pursuant to Section 13.4, in addition to those provisions surviving under Section 13.8, the following shall apply:

13.6.1 Sections 5.1.3 (License for Reverted Licensed Products); 6.2 (Development Milestones); 6.3 (Royalties on Annual Net Sales of Licensed Products); 6.4 (Royalties on Net Sales of Reverted Licensed Products) (except that any royalties payable by Sunesis thereunder, commencing upon such termination and continuing thereafter, shall be reduced by [*]); Section 6.5 (Royalty Term); Article 8 (Diligence); Article 9 (Intellectual Property) (other than Sections 9.2.2 and 9.2.3, which shall terminate); and Exhibit 8.2 (Reverted Licensed Products) shall survive, in addition to those provisions surviving under Section 13.8.

13.6.2 DOT-1 shall control prosecution of all the DOT-1 Collaboration Patents at its own expense, only for such Patent Rights that are related to the Raf Target, Licensed Compounds and Licensed Products. Sunesis shall control prosecution of all Sunesis Collaboration Patents and Joint Collaboration Patents at its own expense for such Sunesis Collaboration Patents and Joint Collaboration Patents that are related to the Raf Target, Licensed Compounds and Licensed Products, as the case may be. DOT-1 shall be given the opportunity to review Sunesis’s activities and reasonably consult with Sunesis with respect to such Joint Collaboration Patents, and Sunesis shall in good faith consider including in such patent applications such claims as DOT-1 reasonably requests. Sunesis shall keep DOT-1 reasonably informed as to the status of such patent matters, including by providing DOT-1 with (i) copies of any documents relating to such Joint Collaboration Patents which Sunesis receives from any patent office within [*] of receipt thereof, including notice of all interferences, reissues, reexaminations, oppositions or requests for patent term extensions, and (ii) the opportunity to review and comment on any documents relating to such Joint Collaboration Patents which will be filed in any patent office as soon practicable but in all cases at least [*] prior to such filing. In conducting the prosecution activities described in this Section 13.6.2, each Party shall employ reasonable efforts not to substantially negatively impact the other Party’s rights under the surviving provisions of this Agreement.

13.6.3 Subject to Section 5.1.2, each Licensed Product shall become a Reverted Licensed Product in accordance with Section 8.2 and Exhibit 8.2 and Sunesis shall thereafter pay royalties to DOT-1 on Net Sales of such Reverted Licensed Product in accordance with Section 6.4 (except that any royalties payable by Sunesis thereunder, commencing upon such termination and continuing thereafter, shall be reduced by [*]).

13.7 Transition of Information and Materials. With respect to a Party’s obligation to transition Collaboration Technology, information and material with respect to a particular Licensed Compound, each Party shall cooperate fully (and cause its Affiliates to cooperate fully) with the other Party to facilitate a smooth and prompt transition of Collaboration Technology, information and materials that are necessary or useful for the receiving Party to exercise its licensed rights hereunder with respect to such Licensed Compound.

13.8 Survival Sections. In addition to the provisions set forth in Sections 13.5.2, 13.5.3 and 13.6 above, as applicable, the following provisions shall survive the expiration or termination of this Agreement for any reason: Articles 1 (Definitions), 7 (Payments, Books and Records), 10 (Confidentiality), 11 (Representations and Warranties), 12 (Indemnification), 13 (Term and Termination), 14 (Dispute Resolution) and 15 (Miscellaneous); and Sections 5.1.1 and 5.1.2.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

ARTICLE 14

DISPUTE RESOLUTION

14.1 Escalation to Senior Executives. In the event of a dispute or matter of significant concern arises between the Parties, then at the request of either Party, the matter shall be escalated to a senior executive from each Party. Such senior executive shall be either the CEO or President of such Party, or another senior executive of such Party with the title of Vice President or higher and who has direct management responsibility for the matter in dispute. Upon such request, such senior executives shall make themselves reasonably available to meet, and shall meet either by telephone or if, specifically requested, in person, to attempt to resolve such matter, and shall thereafter continue to use good faith efforts to attempt to resolve such matter unless it becomes clear that the matter cannot be resolved by mutual agreement. Thereafter either Party may pursue such legal process as is otherwise available under applicable law.

14.2 Injunctive Relief. This Article 14 shall not be construed to prohibit either Party from seeking preliminary or permanent injunctive relief, restraining order or degree of specific performance in any court of competent jurisdiction to the extent not prohibited by this Agreement. For avoidance of doubt, any such equitable remedies provided under this Article 14 shall be cumulative and not exclusive and are in addition to any other remedies, which either Party may have under this Agreement or applicable law.

14.3 Matters to Proceed to Court. Notwithstanding the foregoing, any dispute relating to the determination of validity of a Party’s patents or other issues relating solely to a Party’s intellectual property and any dispute asserting breach of this Agreement or of the representations and warranties made hereunder shall be submitted exclusively to the federal court in Delaware, and the Parties hereby consent to the jurisdiction and venue of such court.

ARTICLE 15

MISCELLANEOUS

15.1 Governing Laws. This Agreement and any dispute arising from the construction, performance or breach hereof shall be governed by and construed, and enforced in accordance with, the laws of the state of Delaware, without reference to conflicts of laws principles.

15.2 Waiver. It is agreed that no waiver by either Party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent or similar breach or default.

15.3 Assignment. This Agreement shall not be assignable by either Party without the written consent of the other Party hereto, except either Party may assign this Agreement without such consent to its Affiliates, or to an entity that acquires all or substantially all of the business or assets of such Party whether by merger, reorganization, acquisition, sale, or otherwise; provided, however, that the assignee shall agree in writing to be bound by the terms and conditions of this Agreement, and that in the case of such an acquisition of all or substantially all of the business or assets of a Party, such assignment shall take effect upon written notice of such acquisition to the other Party. In addition, DOT-1 shall have the right to assign this Agreement to Millennium in connection with a Millennium Reversion. Notwithstanding any other provision in this Agreement, an assignment or Change of Control transaction involving Sunesis shall not be deemed to be a breach of this Agreement or otherwise require the acquirer or surviving entity following the Change of Control transaction to divest any products or research programs directed against a Raf Target which products or programs were being researched, developed or commercialized by the relevant Third Party acquirer prior to such assignment or Change of Control (a “Competing Program”), provided that such acquiror or surviving entity shall implement and enforce written processes and procedures to ensure that employees and other individuals working on or involved in the Competing Program shall not use or have access to the Sunesis Licensed Patents with respect to: the Raf Target, Licensed Compounds and Licensed Products; DOT-1 Collaboration Patents; Joint Collaboration Patents; Development Technology; Other DOT-1 Technology; and Confidential Information of DOT-1.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

15.4 Independent Contractors. The relationship of the Parties hereto is that of independent contractors. The Parties hereto are not deemed to be agents, partners or joint venturers of the others for any purpose as a result of this Agreement or the transactions contemplated thereby.

15.5 Compliance with Laws. In exercising their rights under this license, the Parties shall fully comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this license including those applicable to the development, manufacture, distribution, import and export and sale of Licensed Products pursuant to this Agreement.

15.6 Patent Marking. DOT-1 agrees to mark and use reasonable efforts to make all its Sublicensees mark all Licensed Products sold pursuant to this Agreement in accordance with the applicable statute or regulations relating to patent marking in the country or countries of manufacture and sale thereof. Sunesis agrees to mark and use reasonable efforts to make its Sublicensees mark all Reverted Licensed Products sold pursuant to this Agreement in accordance with the applicable statute or regulations relating to patent marking in the country or countries of manufacture and sale thereof.

15.7 Notices. All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or by registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below, or such other address as may be specified in writing to the other Parties hereto and shall be deemed to have been given upon receipt:

Sunesis:	Sunesis Pharmaceuticals, Inc. [*]
With a copy to:	Cooley LLP [*]
DOT-1	DOT Therapeutics-1, Inc. [*]

15.8 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect to the fullest extent permitted by law without said provision, and the Parties shall amend the Agreement to the extent feasible to lawfully include the substance of the excluded term to as fully as possible realize the intent of the Parties and their commercial bargain. If a Party seeks to avoid a provision of this Agreement by asserting that such provision is invalid, illegal or otherwise unenforceable, the other Party shall have the right to terminate this Agreement upon [*] prior written notice to the asserting Party, unless such assertion is eliminated and cured within such [*] period. If DOT-1 has sought to so avoid a provision of this Agreement, such termination shall be deemed a termination by DOT-1 under Section 13.4 above, and if Sunesis has sought such an avoidance, such termination shall be deemed a termination by DOT-1 for breach by Sunesis under Section 13.2 above.

15.9 Advice of Counsel. Sunesis and DOT-1 have each consulted counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one Party or another and will be construed accordingly.

15.10 Performance by Affiliates; Warranty. DOT-1 may exercise any right or discharge any obligation hereunder through any of its Affiliates. Each Party hereby warrants and guarantees the performance of any and all rights and obligations of this Agreement by its Affiliates and Sublicensees.

15.11 Complete Agreement. This Agreement with its Exhibits, constitutes the entire agreement, both written and oral, between the Parties with respect to the subject matter hereof, and all prior agreements, including the CDA, respecting the subject matter hereof, either written or oral, express or implied, shall be abrogated, canceled, and are null and void and of no effect. No amendment or change hereof or addition hereto shall be effective or binding on either of the Parties hereto unless reduced to writing and executed by the respective duly authorized representatives of Sunesis and DOT-1.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

15.12 Amendment and Restatement. This Agreement constitutes an amendment and restatement of the Raf Agreement effective from and after the Effective Date. As of the Effective Date, the 2014 Amended and Restated Agreement is hereby amended, supplemented, modified and restated in its entirety as described herein.

15.13 Headings. The captions to the several Sections and Articles hereof are not a part of this Agreement, but are included merely for convenience of reference and shall not affect its meaning or interpretation.

15.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement. This instrument may be executed by facsimile or electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

* * * * *

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their authorized representatives and delivered in duplicate originals as of the Effective Date.

DOT-1 THERAPEUTICS, INC.		SUNESIS PHARMACEUTICALS, INC.

By:	/s/ Julie P. Grant	By:	/s/ William Quinn

Name:	Julie Grant	Name:	William Quinn

Title:	Chief Executive Officer	Title:	Chief Financial Officer

-Signature Page-

EXHIBIT 1.14

DOT-1 Collaboration Patents

EXHIBIT 1.18

Joint Collaboration Patents

EXHIBIT 1.37

Sunesis Collaboration Patents

EXHIBIT 1.38

Sunesis Licensed Patents

EXHIBIT 8.2

Reverted Licensed Product

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.